EXHIBIT 10.35

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made November 21, 2006 between CITIZENS FINANCIAL CORPORATION, a Kentucky corporation (“Employer”), and JOHN D. CORNETT, an individual currently residing in Houston, Texas (“Employee”).

RECITALS

Employer desires to employ Employee for the Employer Group, and Employee wishes to accept such employment, upon the terms and conditions set forth in this Agreement.

AGREEMENT

The parties, intending to be legally bound, agree to the following terms and conditions of Employee’s employment by Employer. Anything to the contrary notwithstanding, however, this Agreement and any and all obligations hereunder are subject to the condition precedent that all of Employee’s obligations under the Cornett Employment Agreement dated April 1, 2006 between Employee and American Capitol Insurance Company and any related agreements (excluding continuing confidentiality obligations) shall have been fully and finally terminated prior to the Effective Date. Employee undertakes to deliver to Employer evidence of such termination in form and substance satisfactory to Employer as soon as it becomes available.

1.     DEFINITIONS

For the purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1.

“Agreement” -- this Executive Employment Agreement, as amended from time to time.

“Benefits” -- as defined in Section 3.3.

“Boards of Directors” -- the boards of directors of the constituents of the Employer Group.

“Bonuses” -- as defined in Section 3.2.

“Change in Control” means the occurrence of any of the following events:

(a)     any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 of such Act), directly or indirectly, of securities of Employer representing more than fifty percent (50%) of the total voting power represented by Employer’s then outstanding voting securities, excluding (A) those persons and entities included in the Schedule 13D filed by Darrell R. Wells with the Securities and Exchange Commission with respect to Employer securities, as heretofore and hereafter amended from time to time, and Margaret Ann Wells, his wife, and all current or future heirs, successors and affiliates to and of such persons and all trusts or other entities established or maintained, or to be established or maintained, for the benefit of such persons and their heirs, successors and affiliates (collectively, the “Wells Family Interests”), (B) any employee benefit plan or related trust sponsored or maintained by Employer, and (C) any corporation or other entity owned, directly or indirectly, by all or substantially all of the shareholders of Employer immediately prior to the transaction in substantially the same proportions as their ownership of stock of Employer; provided, that, at the time of the acquisition of such beneficial ownership interest, such person’s beneficial ownership interest in Employer exceeds that of the Wells Family Interests;

(b)     the consummation of the sale or disposition by Employer of all or substantially all of Employer’s assets, other than a sale or disposition that would result in the voting securities of Employer outstanding immediately prior thereto continuing to represent (by being converted into voting securities of the acquiring corporation or entity or its parent) more than fifty percent (50%) of the total voting power represented by the voting securities of the acquiring corporation or entity or its parent outstanding immediately after such sale or disposition; or

(c)     the consummation of a merger or consolidation of Employer with any other corporation or entity, other than a merger or consolidation that would result in the voting securities of Employer outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving corporation or entity or its parent) more than fifty percent (50%) of the total voting power represented by the voting securities of Employer or such surviving corporation or entity or its parent outstanding immediately after such merger or consolidation.

“Confidential Information” -- any and all:

(a)     trade secrets concerning the business and affairs of the Employer Group, including without limitation products, past, current, and planned research and development, current and planned distribution methods and processes, customer lists, agent lists, current and anticipated customer requirements, market studies, business plans, computer software and programs (including object code and source code), and any other information, however documented, that is a trade secret within the meaning of the Uniform Trade Secrets Act, KRS 365.880-.900;

(b)     information concerning the business and affairs of the Employer Group including without limitation historical internal financial statements, financial projections and budgets, historical and projected sales data, the names and backgrounds of key personnel, and personnel training and techniques and materials, however documented; and

(c)     notes, analyses, compilations, studies, summaries, and other material prepared by or for the Employer Group containing or based, in whole or in part, on any information included in the foregoing.

“Contract Year” -- a period of 12 months from the Effective Date or any anniversary thereof.

“disability” -- as defined in Section 6.2.

“Effective Date” -- January 1, 2007.

“Employee” -- as defined in the heading of this Agreement.

“Employee Invention” -- any idea, invention, technique, modification, process, or improvement (whether patentable or not) and any work of authorship (whether or not copyright protection may be obtained for it) created, conceived or developed by Employee, either solely or in conjunction with others, during the Employment Period, or a period that includes a portion of the Employment Period, that relates in any way to, or is useful in any manner in, the business then being conducted or proposed to be conducted by the Employer Group, and any such item created by Employee, either solely or in conjunction with others, following termination of Employee’s employment with Employer, that is based upon or uses Confidential Information. Notwithstanding the foregoing, Employee Invention does not include the business process described in a certain provisional patent application filed with the United States Patent and Trademark Office (the “Patent Application”), a copy of which Employee has furnished to Employer on a confidential basis, and any idea, invention, technique, modification, process, or improvement and any work or authorship that developed by or for the business Employee and others may establish to prosecute the Patent Application and commercialize the business process it describes.

“Employer” -- as defined in the heading of this Agreement.

“Employer Group” -- Employer and one or more of the Principal Subsidiaries.

“Employment Period” -- the actual term of Employee’s employment by Employer, beginning on the Effective Date and terminating as provided herein.

“for cause” -- as defined in Section 6.3.

“for convenience of Employer” -- as defined in Section 6.5

“for good reason” -- as defined in Section 6.4.

“Nominal Expiration Date” -- as defined in Section 2.2.

“person” -- any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or governmental body.

“Post-Employment Limitation Period” -- as defined in Section 9.3.

“President of Employer” -- Darrell R. Wells and his successors in office as president of Employer.

“Principal Subsidiaries” -- the subsidiaries through which Employer may conduct insurance or related businesses from time to time, presently consisting of (but without limitation) Citizens Security Life Insurance Company, United Liberty Life Insurance Company, Citizens Insurance Company and Citizens Security Benefit Services, Inc.

“Proprietary Items” -- as defined in Section 8.2.

“Salary” -- as defined in Section 3.1.

2.     EMPLOYMENT TERMS AND DUTIES

2.1     Employment. Employer hereby employs Employee, and Employee hereby accepts employment by Employer, upon the terms and conditions set forth in this Agreement.

2.2     Term. The term of Employee’s employment under this Agreement will begin on the Effective Date and shall terminate on December 31, 2008 (the “Nominal Expiration Date”). The Nominal Expiration Date shall be automatically extended for successive periods of one year each ending on the next anniversary of the Effective Date, unless either party shall give at least sixty (60) days notice of termination of this Agreement as of the original or last extended Nominal Expiration Date. This Agreement is subject to earlier termination as provided in Section 6.

2.3     Duties.

(a)    Employee will have such offices and duties for the Employer Group as are assigned or delegated to Employee by the President of Employer or the Boards of Directors of the Employer Group, and will initially serve as executive vice president and chief operating officer of Employer and as president and chief operating officer of the Principal Subsidiaries.

(b)     Employee will devote substantially his entire business time, attention, skill and energy exclusively to the business of the Employer Group in and from its executive offices in Louisville, will use his best efforts to promote the success of the Employer Group’s business, and will cooperate fully with the President of Employer and the Boards of Directors of the Employer Group in the advancement of the best interests of the Employer Group.

(c)     Employee may devote insubstantial amounts of time during Employer’s office hours, as such office hours are listed from time to time in Employer’s Employee Handbook (“Office Hours”) to the business Employee and others may establish to prosecute the Patent Application and commercialize the business process it describes. Employee may serve as a director and officer of the business but shall not engage in day-to-day management and operation of the business. Employee shall maintain reasonably detailed records of any time he devotes during Office Hours to the business and furnish such records to the President of Employer upon request. The President of Employer may present any concerns to Employee, who shall have five (5) days to provide assurances reasonably acceptable to the President of Employer regarding the extent of his commitments to the business in the future. Employee may also devote insubstantial amounts of time to activities in connection with personal investments and community affairs so long as they do not interfere with Employee’s duties under this Agreement.

2.4     Relocation. Employee agrees to relocate his family residence and domicile from Texas to Kentucky not later than June 30, 2007, subject to extension for reasons beyond the control of Employee (such as an unfavorable Houston real estate market) with the approval of Employer, which shall not be unreasonably withheld.

3.     COMPENSATION

3.1     Salary. During the Employment Period, Employer will pay Employee a salary at the annual rate of $195,000.00 (the “Salary”), which will be payable bi-weekly less withholding according to applicable law and Employer’s customary payroll practices.

3.2     Bonuses. Employer will pay the following additional sums to Employee (“Bonuses”):

(a)     Employer will pay Employee a guaranteed bonus of $60,000, less the amount of costs paid or reimbursed by Employer pursuant to Section 4.2, and less withholding according to applicable law and Employer’s customary payroll practices, on the first regular payday falling next after January 1, 2008.

(b)     During the Employment Period, Employee shall be eligible to participate in bonus plans established by the Board of Directors of Employer, in its discretion, for which senior executives are generally eligible, on the same terms and conditions applicable to other senior executives.

3.3     Benefits. Employee will, during the Employment Period, be permitted to participate in all such life insurance, hospitalization, major medical and dental plans of Employer that may be in effect from time to time, on the same terms and conditions under which other senior executives of Employer are eligible under the terms of those plans (collectively, the “Benefits”).

4.     FACILITIES AND EXPENSES

4.1     Standard Items. During the Employment Period, Employer will furnish Employee suitable office space, equipment, supplies and such other facilities and personnel (including an assigned administrative assistant) for the performance of Employee’s duties under this Agreement. Employer will pay on behalf of Employee (or reimburse Employee for) actual and reasonable expenses incurred by Employee at the request of, or on behalf of, Employer in the performance of Employee’s duties pursuant to this Agreement, and in accordance with Employer’s employment policies, but specifically including the following whether or not addressed in such employment policies:

(a)     charges for cellular telephone usage not exceeding $1,000 per Contract Year;

(b)     continuing education and license fees not exceeding $1,200 per Contract Year; and

(c)     use of an automobile supplied by Employer or an automobile expense allowance of $500 per calendar month.

Employee must file expense reports with respect to such expenses in accordance with or corresponding to Employer’s policies regarding expense reimbursements.

4.2     Relocation Expenses. During the first Contract Year, Employer will also pay on behalf of Employee (or reimburse Employee for) actual expenses incurred by Employee in relocating his family residence and domicile from Houston to Louisville and interim living expense in Louisville, including trips to and from Houston and Louisville, up to a maximum of $60,000.

5.     VACATIONS AND HOLIDAYS

Employee will be entitled to paid vacation, holiday, personal, and sick days in accordance with the policies of Employer in effect for its senior executives from time to time, except that Employee’s paid vacation shall be not less than four (4) weeks per Contract Year. Vacation may be taken by Employee at such time or times as reasonably chosen by the Employee, on notice to the President of Employer.

6.     TERMINATION

6.1     Events of Termination. Subject to the other provisions of this Section 6, the Employment Period, Basic Compensation, Bonuses, Benefits, and any and all other rights of Employee under this Agreement or otherwise as an employee of Employer will terminate:

(a)     on the Nominal Expiration Date;

(b)     upon the death of Employee;

(c)     upon the disability of Employee (as defined in Section 6.2) and its continuation for sixty (60) consecutive days or ninety (90) days during any twelve (12) month period, immediately upon notice from either party to the other;

(d)     for cause (as defined in Section 6.3), immediately upon notice from Employer to Employee, or at such later time as such notice may specify or at such earlier time as Employee may then determine;

(e)     for good reason (as defined in Section 6.4), immediately upon notice from Employee to Employer;

(f)     upon the resignation of Employee other than for good reason, upon not less than two (2) weeks notice from Employee to Employer or at such earlier time as Employer may then determine; or

(g)     for the convenience of Employer (as defined in Section 6.5), immediately upon notice from Employer to Employee, or at such later time as such notice may specify or at such earlier time as Employee may then determine.

6.2     Definition of Disability. For purposes of Section 6.1, Employee will be deemed to have a “disability” if, by reason of a change in his physical or mental condition, Employee is unable to or does not perform Employee’s duties under this Agreement. Employer shall notify Employee if Employer at any time claims that Employee has a disability. If Employee contests Employer’s claim, the questions of the existence of the claimed disability and the approximate date of its onset submitted to a medical doctor selected by written agreement of Employer and Employee. If Employer and Employee cannot agree on the selection of a medical doctor, each of them will select a medical doctor and the two medical doctors will select a third medical doctor who will determine whether Employee has a disability. The professional opinion of the medical doctor selected under this Section 6.2 will be binding on both parties as to the questions submitted. Employee must submit to a reasonable number of examinations by the medical doctor selected under this Section 6.2, and Employee hereby authorizes the disclosure and release to Employer of such determination and all supporting medical records. If Employee is not legally competent, Employee’s legal guardian or duly authorized attorney-in-fact will act in Employee’s stead, under this Section 6.2, for the purposes of submitting Employee to the examinations, and providing the authorization of disclosure, required under this Section 6.2.

6.3     Definition of “For Cause.” For purposes of Section 6.1, the phrase “for cause” means: (a) Employee’s material breach of this Agreement, which breach continues for a period of ten (10) days after Employer has given Employee written notice thereof; (b) Employee’s failure to adhere to any written Employer policy (including without limitation, its Code of Business Ethics and Conduct and Insider Trading Policy) if Employee has been given a reasonable opportunity to comply with such policy or cure his failure to comply (which reasonable opportunity must be granted during the ten (10) day period preceding termination of this Agreement); (c) the failure for more than ten (10) days of Employer and Employee to agree on acceptable specific limitations on the time Employee may devote to the business described in Section 2.3(c), (d) the appropriation (or attempted appropriation) of a material business opportunity of the Employer Group, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of the Employer Group, except that this Section 6.3(d) shall not prohibit Employee’s purchase of equity securities of Employer subject to its Insider Trading Policy and other generally applicable policies; (e) the misappropriation (or attempted misappropriation) of any of the Employer Group’s funds or property; or (f) the conviction of, the indictment for (or its procedural equivalent), or the entering of a guilty plea or plea of no contest with respect to, a felony, the equivalent thereof, or any other crime with respect to which imprisonment is a possible punishment.

6.4     Definition of “For Good Reason.” For purposes of Section 6.1, the phrase “for good reason” means (a) Employer’s breach of this Agreement, which breach continues for a period of ten (10) days after Employee has given Employer written notice thereof, (b) a material reduction in the duties or title of Employee, (c) a relocation of Employer’s offices in and from which Employee is expected to work beyond fifty (50) miles from where such offices are located on the Effective Date of this Agreement, and (d) a Change of Control.

6.5     Definition of “For Convenience of Employer.” For purposes of Section 6.1, the phrase “for convenience of Employer” means a termination by Employer for a reason other than pursuant to Section 6.1(c) or (d).

6.6     Termination Pay. Effective upon the termination of this Agreement, Employer will be obligated to pay Employee (or, in the event of his death, his designated beneficiary as defined below) only such compensation as is provided in this Section 6.6, and in lieu of all other Salary or Bonus, which shall be in settlement and complete release of all claims Employee may have against the Employer Group. For purposes of this Section 6.6, Employee’s designated beneficiary will be Employee’s spouse or such other individual beneficiary or trust located at such address, as Employee may designate by notice to Employer from time to time. Notwithstanding the preceding sentence, Employer will have no duty, under any circumstances, to attempt to determine whether any beneficiary designated by Employee is alive or to ascertain the address of any such beneficiary, to determine the existence of any trust, to determine whether any person or entity purporting to act as Employee’s personal representative (or the trustee of a trust established by Employee) is duly authorized to act in that capacity, or to locate or attempt to locate any beneficiary, personal representative or trustee.

(a)     Termination upon Nominal Expiration Date. If this Agreement is terminated because the term has reached the Nominal Expiration Date (as extended, if applicable) and has not been extended, Employer will pay Employee his Salary through such Nominal Expiration Date. In addition, if the Nominal Expiration Date is not extended because Employer gave a notice of termination as contemplated by Section 2.2, Employer will continue to pay Employee his Salary in bi-weekly installments for an additional period of three (3) months after the Nominal Expiration Date. The parties agree that Employer’s liability under this paragraph (a) is to be reduced by any unemployment compensation benefits Employee may receive after termination and that Employer may reduce its payments to the extent of any such benefits.

(b)     Termination upon Death. If this Agreement is terminated because of Employee’s death, Employer will pay Employee his Salary only through the end of the pay period in which his death occurs. If such termination occurs prior to the payment of the bonus described in Section 3.2(a), Employer will also pay such bonus at the end of the pay period in which such termination occurs.

(c)     Termination upon Disability. If this Agreement is terminated by either party as a result of Employee’s disability, as determined under Section 6.2, Employer will pay Employee his Salary only through the end of the pay period in which the effective date of such termination occurs. If such termination occurs prior to the payment of the bonus described in Section 3.2(a), Employer will also pay such bonus at the end of the pay period in which such termination occurs.

(d)     Termination by Employer for Cause. If Employer terminates this Agreement for cause, Employer will pay Employee his Salary only through the end of the pay period in which the effective date of such termination occurs.

(e)     Termination by Employee by Resignation Other than for Good Reason. If Employee terminates this Agreement by resignation other than for good reason, Employer will pay Employee his Salary only through the end of the pay period in which the effective date of such resignation occurs.

(f)     Termination by Employee for Good Reason or by Employer for the Convenience of Employer. If Employee terminates this Agreement for good reason or Employer terminates this Agreement for the convenience of Employer, Employer will pay Employee his Salary through the end of the pay period in which the effective date of such termination occurs. In addition, at the option of Employee but subject to his obligation in Section 9.2(b) and if the effective date of such termination occurs prior to the Nominal Expiration Date (as extended if applicable), Employer will continue to pay Employee his Salary in bi-weekly installments for an additional period of one year from the end of the pay period in which the effective date occurs. If such termination occurs prior to the payment of the bonus described in Section 3.2(a), Employer will also pay such bonus at the end of the pay period in which such termination occurs.

(g)     Benefits. Employee’s accrual of, or participation in plans providing for, the Benefits will cease at the effective date of the termination of this Agreement, and Employee will be entitled to accrued and post-employment Benefits, including accrued vacation time, pursuant to such plans only as provided in such plans or applicable law (including without limitation “COBRA benefits”).

7.     STOCK PURCHASE AGREEMENT.

7.1     Purchase Following Termination. At Employee’s request received within thirty (30) days following the termination of this Agreement, other than a termination pursuant to Section 6.1(d) (Termination by Employer for Cause) or 6.1(e) (Termination by Employee by Resignation Other Than for Good Reason), and subject to the limitations hereinafter stated, Employer shall use its best efforts to arrange for an offer or offers to purchase for cash a number of shares designated by Employee of Employer’s Class A Stock acquired by Employee after the date of this Agreement (“Employee Class A Stock”), in one or more privately negotiated transactions with one or more third party purchasers at a price or prices not less than the average of the reported transaction prices per share for the Class A Stock in the preceding twenty (20) trading days on the principal trading market for the Class A Stock or, if there is then no organized trading market for the Class A Stock, at the value per share of the Class A Stock as determined by the most recent annual appraisal of the Class A Stock obtained by Employer in the ordinary course of business (which Employer agrees to obtain in the event there no longer is an organized trading market for the Class A Stock). If Employer is able to arrange such offers, Employee shall sell all of the number of shares that he so designated at the cash price or prices so offered and other usual and customary terms and conditions. If despite its best efforts, Employer is unable to arrange for such offer or offers within ninety (90) days after its receipt of Employee’s request, Employer shall, at Employee’s option, exchange the number of shares that he so designated for shares of a new series of Class B Stock having the characteristics substantially as described in Exhibit A attached hereto and made a part hereof and valued at $100 per share for purposes of the exchange.

7.2     Purchase Following Change of Control. At Employee’s request received within thirty (30) days following a Change of Control either [i] during the Employment Period or [ii] after a termination of the Employment Period other than pursuant to Section 6.1(d) (Termination by Employer for Cause) or 6.1(e) (Termination by Employee by Resignation Other Than for Good Reason) but not later than December 31, 2016, and in either case subject to the limitations hereinafter stated, Employer shall use its best efforts to arrange for an offer or offers to purchase for cash all but not less than all shares of Employee Class A Stock acquired by Employee after the date of this Agreement, in one or more privately negotiated transactions with one or more third party purchasers at a price or prices not less than the after-tax economic equivalent of the consideration per share (in cash, securities or other property) received by the persons who transferred control. If Employer is able to arrange such offers, Employee shall sell all such shares at the cash price or prices so offered and other usual and customary terms and conditions. If despite its best efforts, Employer is unable to arrange for such offer or offers within ninety (90) days after its receipt of Employee’s request, Employer shall, at Employee’s option, exchange all such shares for shares of a new series of Class B Stock having the characteristics substantially as described in Exhibit A attached hereto and made a part hereof and valued at $100 per share for purposes of the exchange.

7.3     Employer’s obligations under this Section 7 to arrange for offer or offers to purchase or to exchange shares of a new series of Class B Stock for shares of Employee Class A Stock shall be limited to a maximum of one hundred thousand (100,000) shares of Employee Class A Stock so purchased or exchanged.

8.     NON-DISCLOSURE COVENANT.

8.1     Acknowledgments by Employee. Employee acknowledges that (a) during the Employment Period and as a part of his employment, Employee will be afforded access to Confidential Information; (b) public disclosure of such Confidential Information could have an adverse effect on the Employer Group and its business and/or violate or create liability under federal securities laws and securities exchange regulations; (c) the Employer Group will be at a substantial competitive disadvantage if it fails to acquire exclusive ownership of each Employee Invention; and (d) the provisions of this Section 8 are reasonable and necessary to prevent the improper use or disclosure of Confidential Information and to provide Employer with exclusive ownership of all Employee Inventions.

8.2     Agreements of Employee. In consideration of the compensation and benefits to be paid or provided to Employee by Employer under this Agreement, Employee covenants as follows:

(a)     Confidentiality

(i)    During and following the Employment Period, Employee will hold in confidence the Confidential Information and will not disclose it to any person except with the specific prior written consent of Employer or except as otherwise expressly permitted by the terms of this Agreement.

(ii)     Any trade secrets of the Employer Group will be entitled to all of the protections and benefits under the Uniform Trade Secrets Act (KRS 365.880-.900) and any other applicable law. Employee hereby waives any requirement that Employer submit proof of the economic value of any trade secret or post a bond or other security.

(iii)     None of the foregoing obligations and restrictions applies to any part of the Confidential Information that Employee demonstrates was or became generally available to the public other than as a result of a disclosure by Employee.

(iv)     Employee will not remove from the Employer Group’s premises (except to the extent such removal is for purposes of the performance of Employee’s duties at home or while traveling, or except as otherwise specifically authorized by the President of Employer) any document, record, or computer software or code, whether embodied in a disk or in any other form (collectively, the “Proprietary Items”). Employee recognizes that, as between Employer and Employee, all of the Proprietary Items, whether or not developed by Employee, are the exclusive property of Employer. Upon termination of this Agreement by either party, or upon the request of Employer during the Employment Period, Employee will return to Employer all of the Proprietary Items in Employee’s possession or subject to Employee’s control, and Employee shall not retain any copies or other physical embodiment of any of the Proprietary Items.

(b)     Employee Inventions. Each Employee Invention will belong exclusively to Employer. Employee acknowledges that all of Employee’s Employee Inventions are works made for hire and the property of Employer, including any copyrights, patents or other intellectual property rights pertaining thereto. If it is determined that any such works are not works made for hire, Employee hereby assigns to Employer all of Employee’s right, title, and interest, including all rights of copyright, patent and other intellectual property rights, to or in such Employee Inventions. Employee covenants that he will promptly:

(i)     disclose to Employer in writing any Employee Invention;

(ii)     assign to Employer or to a party designated by Employer, at Employer’s request and without additional compensation, all of Employee’s right, title, and interest to or in Employee Invention;

(iii)     execute and deliver to Employer such applications, assignments, and other documents as Employer may request in order to apply for and obtain patents or other registrations with respect to any Employee Invention;

(iv)     sign all other papers necessary to carry out the above obligations; and

(v)     give testimony and render any other assistance but without expense to Employee in support of Employer’s rights to any Employee Invention.

8.3     Disputes or Controversies. Employee recognizes that should a dispute or controversy arising from or relating to this Agreement be submitted for adjudication to any court, arbitration panel, or other third party, the preservation of the secrecy of Confidential Information may be jeopardized. All pleadings, documents, testimony, and records relating to any such adjudication will be maintained in secrecy and will be available for inspection by Employer, Employee, and their respective attorneys and experts, who will agree, in advance and in writing, to receive and maintain all such information in secrecy, except as may be limited by them in writing.

9.     NON-COMPETITION, NON-SOLICITATION AND NON-INTERFERENCE

9.1     Acknowledgments by Employee. Employee acknowledges that: (a) the services to be performed by him under this Agreement are of a special, unique, unusual, extraordinary, and intellectual character; and (b) the provisions of this Section 9 are reasonable and necessary to protect the Employer Group’s business.

9.2     Covenants of Employee. In consideration of the acknowledgments by Employee, and in consideration of the compensation and benefits to be paid or provided to Employee by Employer, Employee covenants that he will not, directly or indirectly:

(a)    during the Employment Period, except as permitted in Section 2.3 and except in the course of his employment hereunder, engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, lend Employee’s name or any similar name to, lend Employee’s credit to or render services or advice to, any business whose products or activities compete in whole or in part with the products or activities of the Employer Group anywhere; provided, however, that Employee may purchase or otherwise acquire up to (but not more than) five percent of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934;

(b)    for as long as Employee is receiving salary continuation payments pursuant to Section 6.6(f), engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, lend Employee’s name or any similar name to, lend Employee’s credit to or render services or advice to, any business whose products or activities compete in whole or to any substantial degree with the products or third-party administration activities of the Employer Group in any market; provided, however, that Employee may purchase or otherwise acquire up to (but not more than) five (5) percent of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934.

(c)    whether for Employee’s own account or for the account of any other person, at any time during the Employment Period and the Post-Employment

Limitation Period, solicit business of the same or similar type being carried on by the Employer Group, from any person known by Employee to be a customer of the Employer Group, whether or not Employee had personal contact with such person during and by reason of Employee’s employment with the Employer Group;

(d)     whether for Employee’s own account or the account of any other person (i) at any time during the Employment Period and the Post-Employment Limitation Period solicit as an employee or agent any person who is or was an employee or agent of the Employer Group at any time during the Employment Period or in any manner induce or attempt to induce any employee or agent of the Employer Group to terminate his employment or agency with the Employer Group; or (ii) at any time during the Employment Period and the Post-Employment Limitation Period, interfere with the Employer Group’s relationship with any person, including any person who at any time during the Employment Period was an employee or agent of the Employer Group; or

(e)     at any time disparage the Employer Group or any of its shareholders, directors, officers, employees, or agents.

9.3     Additional Provisions.

(a)     For purposes of this Section 9, the term “Post-Employment Limitation Period” means the one-year period beginning on the date of termination of Employee’s employment with Employer.

(b)    If any covenant in this Section 9 is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope, time, and geographic area, and such lesser scope, time, or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against Employee.

(c)    The period of time applicable to any covenant in this Section 9 will be extended by the duration of any violation by Employee of such covenant.

(d)     Employee will, while the covenants under this Section 9 is in effect, give notice to Employer, within ten (10) days after accepting any other employment, of the identity of Employee’s employer. Employer may notify such employer that Employee is bound by this Agreement and, at Employer’s election, furnish such employer with a copy of this Agreement or relevant portions thereof.

10.     GENERAL PROVISIONS

10.1    Injunctive Relief and Additional Remedy. Employee acknowledges that the injury that would be suffered by the Employer Group as a result of a breach of the provisions of this Agreement (including any provision of Sections 8 and 9) would be irreparable and that an award of monetary damages to the Employer Group for such a breach would be an inadequate remedy. Consequently, Employer will have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement, and Employer will not be obligated to post bond or other security in seeking such relief. Without limiting Employer’s rights under this Section 10 or any other remedies of the Employer Group, if Employee breaches any of the provisions of Section 8 or 9, Employer will have the right to cease making any payments otherwise due to Employee under this Agreement.

10.2    Covenants of Sections 8 and 9 are Essential and Independent Covenants.

      (a)    The covenants by Employee in Sections 8 and 9 are essential elements of this Agreement, and without Employee’s agreement to comply with such covenants, Employer would not have entered into this Agreement or employed or continued the employment of Employee. Employer and Employee have independently consulted their respective counsel and have been advised in all respects concerning the reasonableness and propriety of such covenants, with specific regard to the nature of the business conducted by the Employer Group.

(b)     Employee’s covenants in Sections 8 and 9 are independent covenants and the existence of any claim by Employee against the Employer Group under this Agreement or otherwise will not excuse Employee’s breach of any covenant in Section 8 or 9.

(c)     This Agreement will continue in full force and effect after termination of Employee’s employment as is necessary or appropriate to enforce the covenants and agreements of Employee in Sections 8 and 9.

10.3     Representations and Warranties by Employee.

(a)    Employee represents and warrants to Employer that the execution and delivery by Employee of this Agreement do not, and the performance by Employee of Employee’s obligations hereunder will not, with or without the giving of notice or the passage of time, or both: (a) violate any judgment, writ, injunction, or order of any court, arbitrator, or governmental agency applicable to Employee; or (b) conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement to which Employee is a party or by which Employee is or may be bound, including without limitation any covenant not to compete.

(b)    Employee further represents and warrants that the information contained in the [i] resume and [ii] completed Questionnaire for Prospective Officer heretofore furnished by Employee to Employer is true, correct and complete in all material respects as of the date of his signature of this Agreement.

10.4     Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

10.5    Binding Effect; Delegation of Duties Prohibited. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs, and legal representatives, including the other members of the Employer Group and any entity with which any member of the Employer Group may merge or consolidate or to which all or substantially all of its assets may be transferred. The duties and covenants of Employee under this Agreement, being personal, may not be delegated or assigned.

10.6    Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by certified mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

If to Employer:	Citizens Financial Corporation Suite 300 The Marketplace 12910 Shelbyville Road Louisville, Kentucky 40253-6149 Attention: President Facsimile No.: 502/212-267

If to Employee:	John Cornett 10922 Burgoyne Rd. Houston, TX 77042 Facsimile No.: 713/784-4845

10.7    Entire Agreement; Amendments. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof. This Agreement may not be amended orally, but only by an agreement in writing signed by the parties hereto.

10.8     Governing Law. This Agreement will be governed by the laws of the State of Kentucky without regard to conflicts of laws principles.

10.9     Jurisdiction. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against either of the parties in the courts of the State of Kentucky, County of Jefferson, or, if it has or can acquire jurisdiction, in the United States District Court for the Western District of Kentucky, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on either party anywhere in the world.

10.10     Section Headings, Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “paragraph” or “Sections” or “paragraphs” refer to the corresponding parts of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

10.11     Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

10.12     Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date above first written above.

CITIZENS FINANCIAL CORPORATION

By: /s/ Darrell R. Wells Darrell R. Wells, President

/s/ John D. Cornett JOHN D. CORNETT

Exhibit A per Section 7

Attachments per Section 10.3(b)
    Employee’s Resume
    Employee’s completed Questionnaire for Prospective Officer

Exhibit A per Section 7

Summary of Principal Terms of [INSERT YEAR OF ISSUANCE] Class B Convertible Preferred Stock
Dividends:
The holders of [INSERT YEAR OF ISSUANCE] Class B Convertible Preferred Stock (the “Class B Stock”) shall be entitled to receive, when and as declared by the Board of Directors, out of funds legally available therefor, cumulative quarterly dividends payable in cash on the first business day of January, April, July and October in each year, beginning [INSERT FIRST DAY OF NEXT CALENDAR QUARTER AFTER ISSUANCE, E.G. “APRIL 1, 2010”], at the annual rate of $5 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares), and no more. Dividends payable on the Class B Stock for each full dividend period shall be computed by dividing the annual dividend rate by four (4). No dividends (other than those payable solely in Class A Stock) shall be paid on any shares of Class A Stock at any time and for so long as there shall not have been declared and paid (or set aside for payment) all amounts necessary to pay in full any arrearage in dividends on the Class B Stock.

Liquidation
Preference:
The holders of Class B Stock shall be entitled to be paid, upon the voluntary or involuntary liquidation, dissolution or winding up of the corporation, and before any distribution is made to the holders of Class A Stock in respect of such shares, an amount equal to $100 per share (such amount being the agreed issuance price per share of the Class B Stock) (the “Class B Issuance Price”), as adjusted for any stock dividends, combinations or splits with respect to such shares, plus all declared or accrued but unpaid dividends thereon. The voluntary sale, lease, exchange or transfer of all or substantially all of the corporation’s property or assets to, or its consolidation or merger with, one or more corporations shall not be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the corporation.

Redemption:
At its option at any time, the corporation may redeem all of the outstanding shares of Class B Stock by paying in cash therefor an amount equal to the Class B Issuance Price, as adjusted for any stock dividends, combinations or splits with respect to such shares, plus all declared but unpaid dividends thereon. The corporation shall give each holder of Class B Stock not less than fifteen (15) days prior written notice of its election to redeem all of the outstanding shares of Class B Stock; provided, however, that each holder may thereupon elect, by giving written notice to the corporation prior to the expiration of such fifteen (15) day period, to convert all of his or its shares of Class B Stock into Class A Stock as described below, whereupon the redemption right of the corporation as described in this paragraph shall terminate.

Conversion:
Each share of Class B Stock shall be convertible, at the option of the holder thereof at any time, into such number of fully paid and nonassessable shares of Class A Stock equal to the number of Class A Stock from which the Class B

Stock was originally converted (as adjusted for any stock dividends, combinations or splits).

Voting:
The holders of the Class B Stock shall be entitled to vote on all matters presented to the holders of Class A Stock for a vote. The holder of each share of Class B Stock shall have the right to one (1) vote for each share of Class A Stock into which such share of Class B Stock could then be converted. Except as provided below under the heading “Restrictive Covenant,” the holders of the Class A Stock and Class B Stock shall vote together as one class.

Restrictive
Covenant:
So long as any shares of Class B Stock remain outstanding, the corporation shall not, without the vote or written consent of the holders of at least a majority of the Class B Stock, amend its Articles of Incorporation or Bylaws to change any of the preferences, limitations or relative rights provided for the benefit of the Class B Stock.

Attachments per Section 10.3(b)

Employee’s Resume

   Employee’s Completed Questionnaire for Prospective Officer

[Intentionally Omitted]